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                                                                    EXHIBIT 21.1

                              Subsidiaries of AFC

   AFC Properties, Inc., a Georgia corporation.
   Seattle Coffee Company, a Georgia corporation.
   Cinnabon International, Inc., a Washington corporation.
   AFC of Louisiana, LLC, a Georgia limited liability company.